Exhibit 10.5

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of January 17, 2024, is made by and among DSAC Partners LLC, a Delaware limited liability company (“Sponsor”), Direct Selling Acquisition Corp., Inc., a Delaware corporation (“DSAQ”), Hunch Technologies Limited, a private limited company incorporated in Ireland with registered number 607449 (“PubCo”), and, solely for the purposes of Section 5 and Section 10(a), the individuals listed on the signature pages hereto (each, an “Insider” and collectively, the “Insiders”). Sponsor, DSAQ and PubCo shall be referred to herein from time to time collectively as the “Parties” and each individually as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, DSAQ, PubCo and certain other parties are entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein;

WHEREAS, Sponsor understands and acknowledges that DSAQ and PubCo are entering into the Business Combination Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, Sponsor is agreeing to (a) support and vote in favor of all of the Transaction Proposals, (b) waive all adjustments to the conversion ratio set forth in DSAQ’s Governing Documents with respect to its DSAQ Class B Shares, (c) be bound by certain transfer restrictions with respect to its DSAQ Shares and DSAQ Warrants, as applicable, prior to Closing, and (d) the forfeiture, transfer or conversion into DSAQ Class A Shares, as applicable, of up to 9,950,000 DSAQ Warrants under the circumstances specified herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Section 1. Agreement to Vote; Agreement to Consent. Prior to the Termination Date (as defined herein), Sponsor, in its capacity as a stockholder of DSAQ, irrevocably and unconditionally agrees that: at the meeting of DSAQ’s stockholders to be convened for the purpose of obtaining the requisite stockholder approval of the Transaction Proposals in connection with the Transactions or any other meeting of DSAQ’s stockholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), Sponsor shall (a) if and when such meeting is held, appear at such meeting or otherwise cause all Covered Shares (as defined herein) owned by Sponsor as of the record date of such meeting to be counted as present thereat for the purpose of establishing a quorum; (b) vote, or cause to be voted, at such meeting all Covered Shares owned as of the record date for such meeting in favor of each of the Transaction Proposals; (c) vote, or cause to be voted, at such meeting all Covered Shares against any DSAQ Alternate Transaction; and (d) vote, or cause to be voted, at such meeting all Covered Shares and against any other action that would reasonably be expected to (i) prevent, impede, interfere with, delay, postpone, nullify, frustrate or adversely affect the Transactions (except for any adjournment of such meeting as permitted under Section 7.04(b) of the Business Combination Agreement), (ii) change in any manner the capitalization (including conversion ratio) of, including the voting rights of any class of Equity Securities of DSAQ other than as contemplated by the Business Combination Agreement or (iii) result in any liquidation, dissolution or other change in DSAQ’s corporate structure or business other than as contemplated by the Business Combination Agreement.

For purposes of this Agreement, “Covered Shares” means all DSAQ Class B Shares held by Sponsor as of the date hereof together with any DSAQ Shares acquired by Sponsor after the date hereof and any new Equity Securities of DSAQ issued to the Sponsor pursuant to any stock dividends and distributions and any Equity Securities of DSAQ into which or for which any or all of the Covered Shares may be changed or exchanged.

Section 2. Waiver of Anti-dilution Protection. With respect to its Covered Shares, Sponsor hereby waives and shall refrain from asserting or perfecting, subject to, conditioned upon and effective as of immediately prior to the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Governing Documents of DSAQ, any rights to adjustment of the conversion ratio with respect to the Covered Shares owned by Sponsor set forth in the Governing Documents of DSAQ or otherwise (including the rights set forth in Section 4.3(b) of the Certificate of Incorporation of DSAQ, dated as of September 16, 2021). Notwithstanding anything to the contrary contained herein, Sponsor shall not be prohibited from waiving, asserting or perfecting any of the foregoing rights in the event the Business Combination Agreement is validly terminated in accordance with its terms. If the Business Combination Agreement is so terminated, then this Section 2 shall be deemed null and void ab initio.

Section 3. Transfer of Shares.

(a) Sponsor agrees that, during the period from the date hereof through the Termination Date, except as contemplated by this Agreement and the Business Combination Agreement, it shall not, and shall cause its Affiliates not to, without the prior written consent of DSAQ (which consent may be given or withheld by DSAQ in its sole discretion), directly or indirectly: (i) offer for sale, sell (including short sales), transfer, tender, hypothecate, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise, for avoidance of doubt, including by any other Transfer, as defined in that certain Letter Agreement, dated as of September 23, 2021, by and among DSAQ, Sponsor and members of the board of directors and/or management team of DSAQ (the “Letter Agreement”)), or enter into any contract, option, derivative, swap, hedging or other agreement or arrangement or understanding (including any profit sharing arrangement) with respect to, or consent to, a transfer to another, in whole or in part, any of the economic consequences of ownership (collectively, a “Transfer”), any or all of its Covered Shares and DSAQ Warrants, or (ii) grant any proxies or powers of attorney with respect to any or all of its Covered Shares and DSAQ Warrants held by it (except in connection with voting by proxy at a meeting of stockholders of DSAQ as contemplated in Section 1), or (iii) permit to exist any Lien with respect to any or all of its Covered Shares and DSAQ Warrants other than those created by this Agreement or the Letter Agreement; provided, that any Lien with respect to Covered Shares and DSAQ Warrants that would not prevent, impair or delay its ability to comply with the terms and conditions of this Agreement shall be permitted and shall not be deemed to violate the restrictions contained above. Notwithstanding the foregoing, this Section 3(a) shall not prohibit a Transfer by Sponsor of any of its Covered Shares, (A) to DSAQ’s officers or directors, any Affiliate or family member of any of DSAQ’s officers or directors, any Affiliate of Sponsor or to any members or partners of Sponsor or any of their Affiliates; (B) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; or (E) by private sales or transfers made in connection with any forward purchase agreement, subscription agreement or similar arrangement or in connection with the consummation of an initial business combination at prices no greater than the price at which the securities were originally purchased; provided, that, in each case, such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of Sponsor hereunder and to be bound by the terms of this Agreement.

(b) Any Transfer in violation of this Section 3 shall be null and void ab initio.

(c) Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to cause DSAQ to redeem any Covered Shares now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its Covered Shares for redemption, in connection with the transactions contemplated by the Business Combination Agreement or otherwise.

Section 4. Exclusive Dealing; Other Covenants.

(a) Sponsor hereby agrees to be bound by and subject to (and the following sections are hereby incorporated herein, mutatis mutandis) (i) Section 7.05(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provision applies to DSAQ and (ii) Sections 7.07(a), (d) and (e) (Confidentiality; Access to Information; Publicity) of the Business Combination Agreement, to the same extent as such provisions apply to the parties to the Business Combination Agreement.

(b) Each of DSAQ and Sponsor agrees that during the period from the date hereof through the Termination Date, it shall not further modify, amend or waive the performance of any provision under the Letter Agreement.

Section 5. Amendment to the Letter Agreement

(a) Each of DSAQ, the Sponsor and the Insiders hereby agrees that (i) effective as of the Closing Date (and not before) any provisions related to the Private Placement Warrants (as defined therein) or Class A Common Stock (as defined therein) underlying the Private Placement Warrants shall refer to the PubCo Common Shares or PubCo Warrants, as applicable, outstanding as of the Closing and held by the holders of Private Placement Warrants following the assumption thereof by PubCo as contemplated by the Business Combination Agreement, and (ii) effective as of the date hereof, John Addison shall not be considered an Insider under the Letter Agreement and his consent shall not be required to further amend the Letter Agreement.

(b) For the avoidance of doubt, the amendment set forth in Section 5(a)(i) shall be void and of no force and effect with respect to the Letter Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms. Except as set forth in this Section 5, during the period beginning on the date of this Agreement and ending on the earlier of (x) the Effective Time and (y) the date on which the Business Combination Agreement is validly terminated in accordance with its terms, for the benefit of PubCo, (a) Sponsor agrees that it will comply with, and perform all of its obligations, covenants and agreements set forth in, the Letter Agreement in all material respects, including voting in favor of the Transactions and not redeeming its DSAQ Shares in connection with the Transactions, (b) DSAQ agrees to enforce the Letter Agreement in accordance with its terms, and (c) each of Sponsor and DSAQ agree not to amend, modify or waive any provisions of the Letter Agreement without the prior written consent of PubCo (not to be unreasonably withheld, delayed or conditioned).

Section 6. Private Placement Warrants.

(a) Sponsor has agreed to make available to existing stockholders of DSAQ up to 9,950,000 of the 11,700,000 Private Placement Warrants held by Sponsor as of the date hereof (the “At-Risk Warrants” and the remaining 1,750,000 Private Placement Warrants held by Sponsor, the “Sponsor Warrants”) in exchange for such stockholders agreeing not to effect a DSAQ Stockholder Redemption with respect to the DSAQ Class A Shares held by such stockholders (the “Non-Redeemed Shares”). Subject to agreement upon definitive documentation with such stockholders, Sponsor shall transfer up to all of such At-Risk Warrants (or, if the DSAQ Warrant Amendment Proposal is approved, the PubCo Class A Ordinary Shares corresponding thereto) to such stockholders immediately following the consummation of the Transactions if such stockholders continue to hold such Non-Redeemed Shares through the conclusion of the Special Meeting. If less than all of such At-Risk Warrants (or, if the DSAQ Warrant Amendment Proposal is approved, the PubCo Class A Ordinary Shares corresponding thereto) are transferred (or contemplated to be transferred pursuant to definitive documentation) to existing stockholders of DSAQ in accordance with the foregoing (the number of such At-Risk Warrants not so transferred, the “Retained At-Risk Warrants”), then such Retained At-Risk Warrants shall be treated in accordance with Section 6(b) or Section 6(c), as applicable.

(b) If the DSAQ Warrant Amendment Proposal is approved, then Sponsor will (i) forfeit and surrender for no consideration 50% of the Retained At-Risk Warrants immediately prior to the Closing, and DSAQ shall cancel such Retained At-Risk Warrants, and (ii) retain 50% of the Retained At-Risk Warrants and 100% of the Sponsor Warrants (the Private Placement Warrants set forth in clause (ii), each, an “Exchanged Warrant” and collectively, the “Exchanged Warrants”). In such event, effective immediately prior to the Effective Time, each Exchanged Warrant shall be automatically converted into one-fifth (1/5) of one DSAQ Class A Share (with no fractional shares being issued if less than five (5) Private Placement Warrants are held).

(c) If the DSAQ Warrant Amendment Proposal is not approved, then Sponsor will (i) forfeit and surrender for no consideration 50% of the Retained At-Risk Warrants immediately prior to the Closing, and DSAQ shall cancel such Retained At-Risk Warrants, (ii) retain 50% of the Retained At-Risk Warrants, which Retained At-Risk Warrants subject to clause (ii) shall (A) be assumed by PubCo pursuant to the terms of the Business Combination Agreement or (B) at Sponsor’s election, be surrendered by Sponsor to DSAQ prior to the Closing in exchange for the issuance by DSAQ to Sponsor of 1 DSAQ Class A Share for every 5 Retained At-Risk Warrants so surrendered and (iii) retain 100% of the Sponsor Warrants, which Sponsor Warrants shall be assumed by PubCo pursuant to the terms of the Business Combination Agreement.

Section 7. Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (the “Termination Date”) (a) the Closing, (b) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms and (c) the mutual written agreement of the Parties hereto; provided, that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to the Termination Date, and each Party shall be entitled to any remedies at law or in equity to recover Liabilities arising from any such breach. DSAQ shall notify Sponsor of the termination of the Business Combination Agreement promptly after the termination thereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, Sections 11 through 15, shall survive the termination of this Agreement.

Section 8. No Recourse. Subject in all respects to the last sentence of this Section 8, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or relating to, this Agreement may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Sponsor, DSAQ or PubCo under this Agreement of or for any claim based upon, arising out of, or relating to, this Agreement. Notwithstanding the foregoing, nothing in this Section 8 shall limit, amend or waive any rights or obligations of any party to any other Transaction Document with respect to the other parties thereto.

Section 9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a record holder and beneficial owner of DSAQ Class B Shares and DSAQ Warrants; and (b) nothing herein shall be construed to limit or affect any action or inaction by any representative of Sponsor serving as a member of the board of directors (or other similar governing body) of DSAQ or as an officer, employee or fiduciary of DSAQ, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of DSAQ.

Section 10. Representations and Warranties.

(a) Each of the Parties represents and warrants that (i) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been, as applicable, duly and validly authorized by all corporate or similar action on its part and (iii) this Agreement has been duly and validly executed and delivered by each of the Parties and constitutes, a legal, valid and binding obligation of each such Party enforceable in accordance with its terms subject to the Enforceability Exceptions.

(b) Sponsor hereby represents and warrants as of the date hereof to DSAQ and PubCo (solely with respect to itself and not with respect to any other Party):

(i) The execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its, his or her obligations hereunder shall not, (A) result in any breach of any provision of the Governing Documents of Sponsor or (B) require any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority that has not been given, except for (1) compliance with Foreign Antitrust Laws, (2) the filing with the SEC of (i) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the Business Combination Agreement or the transactions contemplated hereby or thereby, (C) such filings with and approvals of the applicable Stock Exchange to permit PubCo Ordinary Shares and PubCo Warrants to be issued in accordance with the Business Combination Agreement to be listed on such Stock Exchange, (D) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or (E) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to prevent, materially delay or materially impair the performance by Sponsor of its obligations under this Agreement.

(ii) Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the DSAQ Class B Shares and/or the DSAQ Warrants as set forth in its beneficial ownership reports filed with the SEC, and there exist no Liens or any other limitation or restriction (other than transfer restrictions under the Securities Act, DSAQ’s or Sponsor’s Governing Documents, Permitted Liens, this Agreement, the Business Combination Agreement, the Letter Agreement or any other applicable securities Laws), in each case, that could reasonably be expected to (A) impair the ability of Sponsor to perform its obligations under this Agreement or (B) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement. The Equity Securities set forth in such beneficial ownership reports filed with the SEC are the only Equity Securities in DSAQ owned of record or beneficially by Sponsor on the date of this Agreement, and none of such Equity Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Equity Securities, except as provided hereunder, under Sponsor’s Governing Documents and under the Letter Agreement.

(iii) As of the date hereof, there are no Proceedings pending against Sponsor, or to the knowledge of Sponsor threatened against it, before (or, in the case of threatened Proceedings, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement or the Letter Agreement.

(iv) No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement, other than as disclosed in the DSAQ Disclosure Schedules, based upon arrangements made by Sponsor and for which DSAQ or any of its Affiliates may become liable.

(v) Sponsor understands and acknowledges that each of DSAQ and PubCo is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.

Section 11. Rights of Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as set forth in Section 8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12. Further Assurances. Each of the Parties hereto is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Each of the Parties hereto shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein. Each of the Parties hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

Section 13. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to Sponsor:

DSAC Partners, LLC

5717 Legacy Drive, Suite 250

Plano, TX 75024

Attn: Ryan Bright

Email: jrb@directsellingcapital.com

with a required copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Attn: Dov Kogen

Email: dov.kogen@kirkland.com

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: David B. Feirstein, P.C., Marshall Shaffer, P.C.

Email: david.feirstein@kirkland.com,

marshall.shaffer@kirkland.com

If to DSAQ or the Insiders:

5717 Legacy Drive, Suite 250

Plano, TX 75024

Attn: Ryan Bright

Email: jrb@directsellingcapital.com

with a required copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: David B. Feirstein, P.C., Marshall Shaffer, P.C.

Email: david.feirstein@kirkland.com,

marshall.shaffer@kirkland.com

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Attn: Dov Kogen

Email: dov.kogen@kirkland.com

If to PubCo:

5th Floor, The Circle, Millenium City Centre,

Gurugram Sec 29, Haryana 122002, India

Attn: Mr. Amit Dutta

Email: amit@flyblade.in

with a required copy (which copy shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105, U.S.A.

Attn:  Meredith Laitner, Esq.

 David H. Landau, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

E-mail: mlaitner@egsllp.com

 dlandau@egsllp.com

Section 14. Waiver. No (a) extension of time for the performance of any of the obligations or other acts of a Party set forth herein or (b) provision of this Agreement may be granted or waived, as applicable, unless such extension or waiver, as applicable, is in writing and signed by or on behalf of the Party or Parties granting such waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 15. Incorporation by Reference. Sections 1.02 (Construction); 10.03 (Assignment); 10.06 (Governing Law); 10.07 (Captions; Counterparts); 10.09 (Entire Agreement); 10.10 (Amendments); 10.11 (Severability); 10.12 (Jurisdiction); 10.13 (Waiver of Jury Trial); 10.14 (Enforcement) and 10.16 (Nonsurvival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

Section 16. Interpretation. In the event of any conflict between the terms of this Agreement and the Letter Agreement, the terms of this Agreement shall govern and shall be deemed to amend the applicable provisions in conflict of the Letter Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

DSAC PARTNERS, LLC

By:	/s/ Dave Wentz
Name: Dave Wentz
Title: Member

DIRECT SELLING ACQUISITION CORP.

By:	/s/ Dave Wentz
Name: Dave Wentz
Title: Chief Executive Officer

HUNCH TECHNOLOGIES LIMITED

By:	/s/ Amit Dutta
Name: Amit Dutta
Title: Director

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Solely for the purposes of Sections 5 and 10(a):

INSIDERS:

/s/ Dave Wentz
Dave Wentz

/s/ Mike Lohner
Mike Lohner

/s/ Bradford Richardson
Bradford Richardson

/s/ Travis Ogden
Travis Ogden

/s/ Heather Chastain
Heather Chastain

/s/ Wayne Moorehead
Wayne Moorehead

Solely for the purposes of Section 5:

/s/ John Addison
John Addison

[Signature Page to Sponsor Support Agreement]